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Exhibit 10.2

MANUFACTURING
AGREEMENT

between

MOTOTECH INC.

and

WORLDGATE COMMUNICATIONS, INC.

        This agreement (the "Agreement") is entered into and made effective as of the 9th day of September, 2003 by and between MOTOTECH INC., a Taiwanese corporation, having its principal place of business at No. 9, Park Ave. II, Science-Based Industrial Park, Hsinchu 300, Taiwan, R.O.C. (hereinafter referred to as "Mototech") and WORLDGATE COMMUNICATIONS, INC., a corporation incorporated and existing under the laws of the State of Delaware, having its principal place of business at 3190 Tremont Avenue, Trevose, PA, 19053 (hereinafter referred to as "Developer" and together with Mototech, the "Parties" or a "Party" as the case may be).

RECITALS:

        WHEREAS, Mototech is engaged in the business of developing, manufacturing and selling various electronic products, including without limitation cable modems and wireless data devices; and has developed significant expertise with respect to such products;

        WHEREAS, Developer has designed a videotelephone (the "Product") and desires to use Mototech's expertise to assist Developer with the productizing of the Product, including such things as design, cost reduction, manufacturability and sourcing for the videophone;

        WHEREAS, Mototech is willing to provide such assistance to Developer on a contract basis

        NOW, THEREFORE, in consideration of mutual promises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. TERM

  The term of this Agreement is from the effective date entered above for two (2) year. Unless it is terminated on an earlier date pursuant to this Section 1, this Agreement shall be automatically renewed for successive one (1) year terms unless a Party gives written notice to the other of its election not to renew this Agreement.

  A.
  This Agreement may be terminated by either Party for any reason at any time during the term of the Agreement. Notice of termination must be submitted in writing ninety (90) days in advance of the effective date of termination. During that final 90 day period, Mototech shall, at Developer's request continue to manufacture and ship Product in accordance with the existing delivery schedule on the Developer's purchase orders ("POs").

  B.
  This Agreement shall terminate forthwith, at the option of either Party by notice in writing to the other Party, upon the occurrence of either one or more of the following events stated below:

  —in the event that the other Party ceases to carry on its business or in the event the other Party becomes the subject of any proceedings for the relief of debtors or otherwise becomes insolvent, bankrupt, or makes an assignment for the benefit of creditors, or upon the appointment of a receiver for the other Party, or its reorganization for the benefit of creditors.

  —in the event that the other Party has failed substantially in the performance of any material contractual obligation, not remedied to other Party's satisfaction, within sixty (60) days after written notice to other Party specifying the nature of such default and requiring remedy of the same.

2. PRODUCT DEVELOPMENT.

  Exhibit A to this Agreement contains specifications for the Product to be further developed hereunder, which specifications may be modified from time to time pursuant to the provisions of this Agreement (as such specifications are so modified, the "Development Specifications").

  Mototech hereby agrees to and accordingly will so design and develop the Product for Developer, in conformity with the Development Specifications.

3. DEVELOPMENT PROCEDURES, SCHEDULE AND REPORTING

  Developer and Mototech shall perform their respective obligations hereunder in compliance with the procedures set forth in Exhibit B to this Agreement (the "Development Procedures"), including without limitation the schedule and reporting/program review requirements contained therein. The Parties agree and acknowledge that the aforesaid procedures are critical to this Agreement, and without limiting their obligations hereunder, shall reasonably notify the other promptly of any circumstance that may affect their ability to comply with such procedures, including the schedule.

4. DEVELOPMENT COSTS

  Subject to Mototech's adherence to the Development Procedures, Developer shall pay for Mototech's services under this Agreement in accordance with the milestone payment schedule set forth within such Development Procedures. Except as set forth herein all costs and expenses incurred or payable by Mototech in connection with the performance of its services under this Agreement shall be the responsibility of Mototech.

5. INTELLECTUAL PROPERTY RIGHTS

        A. Mototech and Developer have executed a Non-Disclosure Agreement in the form of Exhibit C to this Agreement, either prior to or contemporaneously with their execution and delivery of this Agreement. The provisions of such Non-Disclosure Agreement shall be controlling with respect to the use and disclosure of information hereunder.

        B. In the event that the Products are to bear any trade names, trademarks, insignias, logos and the like, which are owned or controlled by any Developer affiliated company ("Developer Marks"), such use shall be strictly in accordance with Developer's written directions and nothing contained in this Agreement or in any PO shall transfer or grant to Mototech any right or interest in the Developer Marks except use thereof in the supply of Products to Developer pursuant to the PO.

        C. Mototech agrees that the tools, dies, drawings, designs, specifications, procedures, artwork, materials, components, etc., consigned, supplied or paid for by Developer shall be and remain Developer's property, shall be used only on Developer's orders, and shall be held by Mototech for Developer or promptly returned to Developer, as Developer directs. Mototech will take such reasonable actions as are necessary to ensure that such Developer property does not become subject to any lien or adverse interest of any other Party and shall account for and keep the same in good working condition and fully covered by insurance at all times without further expense to Developer.

        D. As between the Parties hereto the ownership of and all rights in and to the such Product ("Development Technology") as developed hereunder, but excluding any of Mototech's Background Technology as defined below, shall vest in and be owned by Developer. Accordingly, and for all purposes hereof, to the extent of any contribution as a result of the services rendered hereunder by Mototech, the resulting Development Technology shall be deemed a work for hire, which shall be owned by Developer and which is hereby assigned to Developer. By way of example and not limitation, Developer's right to the Development Technology shall include all designs, documentation, methods, processes, inventions, works and other design, development and manufacturing materials and other related information resulting from the development efforts hereunder, including without limitation all patents (and all applications for the same whether in process or not), copyrights (and all applications for the same whether in process or not), trade secrets and other intellectual and property rights in or based upon the foregoing, in whole or in part. As used herein Background Technology shall mean any designs, documentation, methods, processes, inventions, works and other design, development and manufacturing materials and information relating to this development effort and in existence and owned by such Party prior to the commencement of the services hereunder, as well as all patents (and all applications for the same), copyrights (and all applications for the same), trade secrets and other intellectual and property rights in or to the extent based upon the foregoing, and owned by a Party hereto prior to the date of this Agreement (collectively the "Background Technology"). Each Party retains all ownership interests in their Background Technology and except as required for the operation of this Agreement or as authorized in writing by the Party owning the same, all such Background Materials and all copies thereof shall be returned to such Party owning the same at the termination of this Agreement. Except as expressly set forth in this paragraph, nothing contained herein or in any PO shall transfer or grant to Mototech or any other party, any of Developer's rights in the Product or any Development Technology except the use thereof as reasonably required for Mototech's performance of its obligations hereunder.

        E. Products ordered hereunder to be made with use of Developer's confidential information, designs, trademarks, trade names, or other intellectual property rights, shall be furnished by Mototech exclusively to Developer or such designees as it may expressly authorize in writing. Developer expressly reserves the right to have multiple sources of manufacture and supply for the Product.

        F. In the event Mototech devises and incorporates any new features or design into any Products made hereunder, which are not otherwise deemed to be Development Technology, Mototech hereby grants to Developer the right of reproduction of such items, together with a worldwide, royalty-free, nonexclusive, irrevocable license to make, have made, use and distribute such new features and designs as part of the Product, whether or not manufactured or supplied by Mototech.

6. REPRESENTATIONS AND WARRANTIES

  The Parties make the following representations and warranties for the benefit of each other hereunder:

        A. No Conflict. Each Party represents and warrants that it is under no obligation or restriction, and it will not assume or incur any such obligation or restriction, that does or would in any material way interfere or conflict with, or that does or would present a conflict of interest concerning its obligations hereunder.

        B. Ownership Rights. Each Party represents and warrants that (1) it has and will have full and sufficient title and/or right and interest to grant the title, rights and/or licenses to be granted by it pursuant to this Agreement; (2) neither the execution or performance by a Party under this Agreement, nor the consummation of any transactions contemplated herein by a Party, does or will (i) violate any law, order, regulation or ruling applicable to the Products or the Development Technology, (ii) to the best of each Party's knowledge and belief, their efforts and deliverables hereunder will not infringe any intellectual or other property, personal or contract rights of any third party; and (3) no claim (whether or not embodied in an action, past or present) of any such infringement as aforesaid, has been threatened or asserted, nor is any such a claim pending, against a Party (or, insofar as such Party is aware, any entity from which such Party has obtained any rights related to the Products or the Development Technology).

        C. Performance. Mototech will perform all work hereunder in a professional manner and with corresponding diligence, expertise and skill.

        D. Deliverables Warranty. Mototech warrants that the required that it's required deliverables hereunder shall conform to the corresponding requirements of the Development Specifications and the Development Procedures.

7. SUPPLY OF PRODUCTS

  Mototech shall manufacture and sell to the Developer and the Developer shall purchase from Mototech the Products in accordance with the following procedure:

        A. The agreed manufacturing lead-time required by Mototech is sixty (60) working days, and the Developer agrees to place Purchase Orders in a timely fashion taking cognizance of the lead-time. Mototech agrees to confirm the Developer's requested shipment dates within five (5) working days by FAX, or E-Mail.

        B. Developer shall provide to Mototech a non-binding three months rolling forecast on a monthly basis.

        C. From time to time during the term hereof Developer may furnish POs to Mototech to purchase Products hereunder. Such POs shall reference this Agreement, describe the nature and quantity of the Products being ordered, and set forth the requested release or shipment dates. Products can only be purchased hereunder with the issuance of a PO by Developer. In the event such POs are placed by telephone or facsimile, they shall be promptly confirmed by Developer in writing. Providing such POs are placed in accordance with the terms of this Agreement, including without limitation any lead-time requirements and forecasting procedures set forth herein, they shall be accepted by Mototech. Mototech shall not, however, be required to accept any PO hereunder which requires shipment or release of quantities exceeding such forecasts by more than ten (10%) percent. The parties will from time to time discuss Mototech's production capacity for the Products, taking into account Developer's forecasts, currently scheduled Product shipments, and the POs currently placed for the Product. Acceptance of any POs by Mototech may be made by signing and returning the attached acknowledgment copy of the PO, or by other express acceptance. If Mototech uses its own form to accept a PO, it is understood that such use is for Mototech's convenience only and that Developer hereby refuses to assent to any terms or conditions contained therein, whether conflicting with or in addition to those contained herein, and such conflicting and/or additional terms and conditions shall be of no force or effect.

        D. Except as set forth herein Developer shall have the right at any time and from time to time, to make changes of any kind or nature with respect to a PO, including without limitation, cancellation or rescheduling of the PO. If any such change causes a material increase or decrease in Mototech's cost or the time required for the performance as set forth herein (each as determined in accordance with generally accepted accounting and manufacturing practices which are consistently applied,) Mototech may, at its election, require the payment of an equitable change adjustment. Developer may, however, at any time and from time to time, without further cost or liability (including any equitable change adjustment), by written notice to Mototech at least thirty (30) days prior to a required delivery date, reschedule any POs, in whole or in part, to a later rescheduled delivery date, not more that thirty (30) days from the original scheduled delivery date. Such equitable change adjustment shall be Mototech's only remedy for such change by Developer. Such equitable change adjustment shall not include any costs or expenses of Mototech or Mototech's suppliers or subcontractors which Mototech could reasonably have avoided, such as, by way of example and not limitation, charges for any work done after receipt of the notice of cancellation (other than as required by Developer). In no event shall any equitable change adjustment for a cancellation of a PO exceed the purchase price of the Products canceled, nor shall any such charge apply to goods or materials which are reasonably returnable by Mototech or otherwise useable or can be sold in the normal course of Mototech's business without violation of the terms of this Agreement. At its option, Developer shall be entitled to delivery of any

Products (at the current state of production) and the costs (cost savings) of which are included within such cancellation charge. Any claim for an equitable adjustment hereunder shall, however, be made by Mototech as soon as is practical, but no later than forty-five (45) days from the date such change is requested. Mototech agrees to accept any such changes subject to the provisions of this Section and continue its diligent performance under the PO as so changed, which PO shall be modified in writing accordingly to reflect such change. Unless agreed in writing by Developer, Mototech shall not purchase materials, or make commitments or production arrangements, in excess of the amount, or in advance of the time reasonably necessary to meet the required delivery date as set forth on a PO.

        E. Mototech shall mark, package, store, transport and ship all Products to reasonably ensure (i) delivery thereof to the identified ultimate destination in safe condition, (ii) compliance with good commercial practices and all requirements of the carrier and destination authorities and (iii) compliance with any reasonable special instructions of Developer. All invoices, shipping documents, exterior packaging and correspondence related thereto shall indicate the PO number and include suitable markings and information to reference the covered Products. All shipments shall be accompanied by the appropriate shipping documents, including without limitation, applicable customs and export documentation and an itemized packing list indicating the PO number, description of the Products and total quantity by "lot" for such Products. Developer's count and/or weights shall be conclusive on shipments not accompanied by a conforming packing list. All Products shall be insured for their replacement value with Developer named as an additional loss payee with respect to the same to the extent of its interest therein. All Products shall be manufactured and delivered to Developer in accordance with the required delivery dates, time being of the essence. Mototech shall immediately notify Developer by telephone of the occurrence of any delay and the period of such delay in the scheduled and or actual delivery of any PO or any portion thereof with respect to the required delivery date. If such delay in delivery is expected to be, or is for a period of more than five (5) days and is not due to Developer's fault, Developer may, at its option, and by written notice to Mototech (a) agree to reschedule the delivery date for the delayed PO or delayed portion thereof; or (b) require the Mototech to ship the Product by expedited air freight or other premium means and charge the Mototech with the cost difference.

        F. Mototech shall invoice Developer for the Products upon the actual shipment thereof to the Developer, and each invoice shall (i) reference the applicable PO number, (ii) cover only a single PO or delivery thereunder, (iii) be itemized with respect to the Products so delivered, and (iv) be tendered to the appropriate address as set forth on the PO. Such invoices shall be payable in accordance with the payment terms set forth on the face of such PO, or if none, payment shall be due thirty (30) days from, and any payment period or discount related thereto shall begin upon, the later of Developer's receipt of the invoice or the Products. Developer may deduct from any payment due to Mototech or set-off against any claim by Mototech any amount which is due to Developer by Mototech for any reason, including, among other reasons, any charges caused by deviations from the terms, conditions and provisions of a PO. Unless otherwise set forth on the face of the PO, title and risk of loss with respect to the Products hereunder shall pass to Developer upon Developer's receipt of the conforming Products at the destination designated by Developer on the face hereof. Prior to passage of title to Developer the Products shall be held by or on Mototech's behalf without risk or expense to Developer, and any payments received by Mototech for the purchase of such Products shall be held in trust by Mototech pending such title transfer.

        G. In no event shall Mototech, without Developer's prior written consent, (i) make any changes to the Product, or (ii) make any changes to the manufacturing process for the Product which detrimentally affect the Product's manufacturability, appearance, operation, reliability, performance or quality

8. PRICES AND PAYMENT

        A. Mototech agrees to supply the Developer with Products at the prices set forth in Exhibit A.

        B. Unless the key component(s) costs vary more than, either increase or decrease, ten (10%) percent of its original costs, the prices shall remain fixed and firm for the contract period. The parties agree to re-negotiate the price in good faith upon the occurrence of such cost changes.

        C. All prices shall be inclusive of packing FOB Taiwan.

9. WARRANTY AND QUALITY CONTROL

        A. Mototech warrants for a period of twelve months from the date of shipment that all units supplied under this Agreement shall be free from defects in material and workmanship, and shall comply in all respects with the Development Specifications.

        B. Mototech's sole responsibility under said warranty shall be, at its cost and expense and within a reasonable period (not to exceed sixty days) after the return thereof to Mototech under the provisions hereof, to repair or replace any Product that fails to comply with the above warranty ("Defective Product"). If the cause of a Defective Product is not corrected and/or the affected Products are not repaired or replaced within such period, Developer may, at its option and by written notice to Mototech at any time and from time to time thereafter during the continuance of Mototech's failure to correct the Product Failure: (i) without liability or charge, cancel any PO or affected portion thereof and return for a full refund any Products to which the Product Failure relates, or (ii) make such corrections, repairs and replacements as are required with respect to the Product Failure and charge Mototech for the costs incurred in so doing if such costs has approved by Mototech within thirty days of receipt of notice of the estimated amount of such costs, which approval shall not be unreasonably withheld or delayed. All such monies as may become payable to Developer hereunder shall be promptly paid by Mototech, or at Developer's option offset against any monies due to Mototech. Prior to returning the defective Product, the Developer must contact Mototech to retain a Return Material Authorization (RMA) number, which shall not be unreasonably denied or withheld. The (RMA) number shall be noted on the shipping carton and on all shipping documents. The transportation costs incurred with respect to the return of such products shall be borne by the Developer when returned to Mototech, and by Mototech when returned to the Developer.

        C. Any repairs or maintenance required by Developer outside of warranty period shall be provided by Mototech and charged to the Developer at a reasonable material cost basis and Mototech's standard rates of labor in effect at that time.

        D. Mototech shall conduct such routine sampling, testing and analysis as reasonably necessary to verify that the Products comply with the Mototech's warranty hereunder, and shall maintain suitable records to analyze and track Defective Products and trends associated therewith. Upon Developer's request Mototech shall furnish Developer with a summary of the same. Mototech agrees to monitor its quality and to improvement systems and procedures, and establish controls on critical parameters and key processes as reasonably required by good commercial practices or as may be reasonably specified by Developer. Mototech shall durably encode the manufacture date and other material identification information as may be reasonably requested by Developer on the outside of each Product by bar coding or such other method as may be set forth in the Specification. Developer or its agents may inspect the Products upon receipt and/or at any time prior thereto at Mototech's facility or otherwise. Neither receipt nor payment of or for the same shall be construed to constitute an acceptance of any Products not in compliance with the requirements of this Agreement and the PO, including without limitation Mototech's warranty herein. Developer's required shipping or release schedule, quantity requirements and/or shipping instructions hereunder. Developer reserves the right to refuse to accept Products which do not conform with such requirements.

        E. The warranty as set forth in this Section 9 is in lieu of all other warranties, whether expressed, implied or statutory, including but not limited to implied warranties of merchantability and fitness for a particular purpose. The repair and replacement service will not cover for the Products that were misused, unauthorized fixing or by other reasons beyond Mototech's fault.

10. LIABILITY

        In no event shall either Party be liable, whether in contract, in tort or any other reason for incidental, consequential, indirect or special damages or liabilities, or for (i) loss of revenue, loss of business or other financial loss arising out of or in connection with the sale, lease, maintenance, use, performance, failure or interruption of the Products, or (ii) any loss, property damage, personal injury or expense, including legal expense, incurred by any employee, agent, or invitee of the other Party, regardless of how caused.

11. INDEMNITY

        A. Subject to subsection B below, if the Product purchased from Mototech under this Agreement or used in connection therewith or anything done in relation thereto shall infringe or to be alleged to infringe any patent, registered design, trademark, copyright or other intellectual property right, Mototech shall indemnify the Developer against all claims, damages, expenditure and liability which the Developer may sustain or incur by reason of or in connection with such infringement or alleged infringement provided that Mototech receives prompt written notice of all such Intellectual Property Claims, and all commercially reasonable assistance in the defense of such claims. Mototech shall have sole control of any defense and any settlement. If the use or sale of any Product as contemplated under this Agreement is enjoined as a result of any Intellectual Property Claims, then Mototech shall at its option, (i) obtain for Developer, at its expense, any required license for Developer to use, market or sell the Product as contemplated by this Agreement; or (ii) redesign the infringing portion to be non infringing while maintaining the original function; or (iii) replace the infringing product with an equivalent, non-infringing product approved by Developer.

        B. This indemnity shall not apply to infringements caused by designs modifications made by the Developer or designs (including Development Specifications) provided by Developer if but for the design or modification such infringement would not occur.

12. TERMINATION

        Any NOTICE hereunder shall be deemed to have received if received by facsimile transmission followed by receipt of original notice within seven (7) days after it has been deposited in the mail, proper postage prepaid and registered, addressed as follows:

To Mototech:	To Developer:
Mototech Inc.	WorldGate Communications, Inc.
No. 9, Park Ave., III,	3190 Tremont Avenue
Science-Based Industrial Park	Trevose, Pa
Hsinchu 300, Taiwan, R.O.C. Tel: +886-3-5783381	215-354-5100
Fax: +886-3-5641583	215-354-1049
Attn.:

13. MISCELLANEOUS

        A. Assignment. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, with the further understandings, however, that neither Party shall have the right to assign this Agreement (or any or its rights hereunder) to any person, firm or corporation in the absence of having received the other Party's prior written consent therefore, which consent shall not be unreasonably withheld or denied.

        B. Entire Agreement. This Agreement supersedes all prior agreements either written or verbal and this Agreement along with the Exhibits referenced herein (as the same may be amended in accordance herewith) contain the entire Agreement between the parties and may not be altered, amended or modified, except by formal agreement in writing signed by duly authorized representatives of both parties.

        C. Relationship of Parties. The relationship of Developer and Mototech as established under this Agreement shall be and at all times remain one of independent contractors, and neither Party shall at any time or in any way represent itself as being a dealer, agent or other representative of the other Party or as having authority to assume or create obligations or otherwise act in any manner on behalf of the other Party.

        D. Governing Law. This Agreement shall be interpreted and construed, and the legal relations created herein shall be determined, in accordance with the laws of the state of New York.

        E. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or to a breach thereof, including its interpretation, performance or termination, shall be finally resolved by arbitration. The arbitration shall be held in Honolulu, Hawaii in accordance with the rules of American Arbitration Association. The decision of the arbitrators shall be final and binding upon the parties hereto, and the expense of the arbitration (including without limitation the award of attorneys' fees to the prevailing Party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction.

        F. Force Majeure. Neither Party shall be held responsibility for any actions that are not under their control, which may breach the above contract in any way.

        G. Waiver. A waiver of any breach or any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

        H. Survival of Contents. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Sections 5, 6, 9-13, as well as any obligations or rights which by the terms hereof have accrued, shall survive the termination or expiration of this Agreement to the extent required thereby for the full observation and performance by any or all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by causing their duly authorized representatives (officers) to sign below as the date first written above.

MOTOTECH INC.	WORLDGATE INC.
By: /s/ K. Y. CHOU	By:
Name: K. Y. Chou	Name:
(Print)	(Print)
Title: Chairman and President	Title:
Date: September 9, 2003	Date:

Exhibit A
PRODUCT SPECIFICATIONS
[TO BE INSERTED]

Exhibit B
DEVELOPMENT PROCEDURES

I.
Definitions:

A.
"Development Specification" means a written presentation prepared by Developer and accepted in writing by Mototech, specifically identifying the requirements of the Final Release of the Product, including without limitation a detailed description of the features, functions and performance requirements of the Product and the Test Plan for the Product.

B.
"Test Plan" means a written presentation prepared by Mototech and accepted in writing by Developer, specifically identifying the procedures for testing the required releases of the Product for conformance with the Development Specification, the results required for successful compliance with and completion of such Test Plan, and the reports that will be required to document such successful completion of such Test Plan.

C.
"Beta Release" or "Prototype" means a preliminary release of the Product in substantial conformance with the Development Specifications, with all features and functions implemented (unless agreed in writing by Developer), which effectively addresses all comments theretofore received in reviews of any prior releases, and which successfully complies with any corresponding elements of the Test Plan.

D.
"Final Release" means a post Beta release of the Product meeting all Development Specification and Beta-Release requirements and which effectively addresses all comments theretofore received in reviews of any prior releases, and which successfully complies with any corresponding elements of the Test Plan. Final testing has been completed and all known defects have been fixed. The Product Documentation accompanying the Final Release shall be adequately complete and detailed to reasonably afford the ability to manufacture, modify, support and maintain the Product without undue experimentation.

E.
"Critical Design Review" or "CDR", if required by this Agreement, means a written and in person presentation prepared and conducted by Mototech and accepted in writing by Developer, reviewing the Product and the Development Technology after the successful delivery of the Beta Release and a copy of the Development Documentation complete and current as of the delivery of the Beta Release, including without limitation the test results of any elements of the Test Plan for the Beta Release, a listing of any comments and issues which need to be addressed and the plan for addressing the same.

F.
"Product Documentation" means all then existing and current tangible information, regardless of media, which substantially relates to the design, development, manufacture, use, operation, support or maintenance of the Development Technology, including without limitation any bills of material, drawings, schematics, software copies and listings, test results, and any reports and documented procedures relevant thereto.

II.
Mototech Development Deliverables:

A.
Schematics

B.
Mechanical drawings

C.
Assembly drawing

D.
Parts list

E.
Test procedures

F.
PCB artwork and electronic files

G.
Prototype units (3)

H.
Prototype Documentation

I.
Prototype Test report

J.
Trial Units (150)

K.
Trial Unit documentation

L.
Trial Unit Test plan

III.
Developer Deliverables:

A.
Product requirement specification

B.
Mechanical concept drawings

C.
Functional specifications

D.
Software code objects for each development phase

IV.
Development Schedule, Milestones and Milestone Payment

  Such milestones set forth herein shall be completed in the sequential order indicated and the deliverables associated with such milestones cannot be skipped or combined out of sequence. Upon the completion of each development milestone as set forth herein, Mototech shall inform Developer in writing of the completion of such milestone and shall promptly delivery to Developer at the address for notices as specified herein all materials required to be provided in accordance with such milestone. All milestone deliverables hereunder will include such Product Documentation or updates thereto as are in existence at the time of delivery of such deliverable or is otherwise required by the Development Specification.

Description	Date Due	Payment
Trial Prototype	10/B/03	$100K of equity at market price*
Trial Pre Production	12/B/03	$100K
Final Prototype	4/B/04	$100K
Pre-production pilot units	8/M/04	$100K
Production sign off	9/B/04	$200K
Total Development Funding		$

*
This will be accomplished by the grant to Mototech as a consultant to WorldGate, of an immediately vested stock option under the terms and conditions of WorldGate's 1996 Stock Option Plan, with the $100K being applied to pay the exercise price for the option.

  Developer shall promptly examine such deliverables as the milestones require to determine if they conform to the requirements hereof, and shall diligently thereafter notify Mototech in writing upon Developer's acceptance or rejection of the same. If Developer believes a deliverable hereunder is defective or otherwise fails to conform to the requirements as set forth herein, including without limitations the warranties of Mototech hereunder, Developer will furnish Mototech with notice thereof, advising Mototech of the nature of the defect. Mototech will have a reasonable opportunity to investigate any alleged defect or failure and, if the same did not result from unauthorized modification or misuse by Developer, its Affiliates or their customers, Mototech shall promptly remedy the same, without charge, by repair or replacement meeting the warranties and without said defect. The Parties acknowledge that such schedule as is set forth herein anticipates this review, approval and remedy process, and provided that both Parties are diligent in fulfilling their obligations hereunder, sets forth a reasonable time frame for the performance of this development effort.

  Developer will promptly remit the corresponding development funds (if any) upon the timely and conforming delivery of the milestones set forth below. In no event shall Developer be obligated to remit a development funding installment until Mototech has successfully completed the corresponding milestone. If such milestone payment includes payment for materials, components, equipment, unique fixtures or other goods which are ultimately to be delivered to or owned by Developer hereunder, title to the same shall transfer to Developer upon Mototech's receipt of such payment (Risk of Loss shall however remain with Mototech until delivery to Developer), and Developer shall be entitled to immediate possession of the same upon demand. Mototech shall cooperate fully in this regard, including without limitation, executing whatever documentation is reasonably required to accomplish the aforesaid. Furthermore Mototech shall ensure that such materials, components, equipment, unique fixtures and other goods are not subject to any mortgage, pledge, lien, attachment or other adverse claim or encumbrance of any third parties.

V. Modification of Specifications, Schedule and Procedures.

  Developer shall have the right at any time and from time to time, to make changes to the Development Specifications and schedule for performance hereunder, subject to the following. If any such changes cause an increase or decrease in the cost, or the time required for the performance as set forth herein, an equitable adjustment shall be made and this Agreement shall be modified in writing accordingly. Mototech agrees to accept any such changes subject to this paragraph. Such equitable adjustment shall be Mototech's only remedy for such changes. This right to an adjustment with respect to any change shall be deemed waived by Mototech unless Mototech has, within thirty (30) days after the request for such change, asserted a claim for the same and advised Developer of the details of such adjustment.

VI. Design Reviews, Reporting Procedures and Project Coordinators.

  Mototech shall endeavor to keep Developer fully informed as to the progress of the development efforts hereunder and any material problems which are experienced. Mototech shall submit periodic status reports and shall conduct such design reviews as are reasonably require to accomplish such process, and as are reasonably required to resolve any material functional, parametric, performance, device qualification or other similar problems which may arise during the development process hereunder and shall notify Developer in writing as to the timing and agenda of all design reviews to be held hereunder. All material actions taken as a result of such design reviews shall be documented by Mototech and furnished to Developer for its review. The Parties hereby agree that the following individuals have been designated as project coordinators:

  For Mototech:

  For Developer:

        Whitney Balckmon—Tech lead/Program Manager

Exhibit C
NON-DISCLOSURE AGREEMENT
[TO BE INSERTED]

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MANUFACTURING AGREEMENT between MOTOTECH INC. and WORLDGATE COMMUNICATIONS, INC.